Exhibit 99.1

Page 1/3

Press release / Presse Info / Comunicado de imprensa / / / Comunicado de prensa / Communiqué de presse / Informacja prasowa

TRATON GROUP successfully completes Navistar merger and ushers in a new era

•	US commercial vehicle manufacturer Navistar becomes part of the TRATON GROUP following successful closing

•	The TRATON GROUP now holds all Navistar common shares

•	Navistar is to be delisted and deregistered with the SEC during July 2021

•	The purchase price was approximately 3.7 billion USD

Munich, July 1, 2021 – The TRATON GROUP is welcoming a new member of the family: Navistar. The certificate of merger that was submitted today successfully completes the closing and means that the merger between the US commercial vehicle manufacturer and TRATON is complete. The TRATON GROUP now holds all Navistar common shares. Navistar is to be delisted and deregistered with the SEC during July 2021. The addition of Navistar as the newest member of the TRATON GROUP marks the beginning of a new era.

“Today is a sensational day for the TRATON GROUP and for our new colleagues at Navistar joining the global TRATON family. From this day on, we will be working side by side to bring sustainable transportation of the future one step closer. This is something the entire group is looking forward to,” said TRATON CEO Matthias Gründler, adding: “The fact that this merger has been implemented so quickly and smoothly, despite the obstacles presented by the COVID-19 pandemic, is testament to the impressive team work on both sides of the Atlantic. I would like to thank each and every one involved.”

“Over the past five years, Navistar and the TRATON brands have worked very well together and it is exciting to become now part of the global TRATON GROUP,” said Navistar President and CEO Persio Lisboa. “Our common understanding of the future of transportation and our joint heritage create a very solid basis for our common way forward. The transport industry is changing rapidly. And together we will shape this change – for the sake of our customers. The Navistar team is ready for the next step of collaboration.”

A strategic alliance has been in place between TRATON and Navistar since 2017, with both partners benefiting from the considerable value generated by enhanced purchasing power and the integration of new technologies. As a new brand of the TRATON GROUP, Navistar will be in a better position to meet the growing requirements of the market and to improve its customer offering even further, especially with respect to the transition to electric mobility and the establishment of autonomous driving.

Page 2 /3

Combining TRATON’s leading position in the European and South American markets with Navistar’s strong presence in North America lays the foundation for a premier company with a global reach and complimentary capabilities. The purchase price was approximately 3.7 billion USD.

Contact

Julia Kroeber-Riel

Head of Group Communications, Governmental Affairs & Sustainability

T +49 152 58870900

julia.kroeber-riel@traton.com

Matthias Karpstein

Business Media Relations

T +49 172 3603071

matthias.karpstein@traton.com

TRATON SE

Dachauer Str. 641 / 80995 Munich / Germany

www.traton.com

Bre Whalen

Corporate Communications

T (331) 332-3056

breana.whalen@navistar.com

Navistar

2701 Navistar Drive / Lisle, Illinois 60532 / United States

www.navistar.com

About the TRATON GROUP

With its brands Scania, MAN, Volkswagen Caminhões e Ônibus, Navistar, and RIO, TRATON SE is one of the world’s leading commercial vehicle manufacturers. Its range comprises light-duty commercial vehicles, trucks, and buses. The Group aims to reinvent transportation – with its products, its services, and as a partner to its customers. For TRATON, sustainable economic growth always includes treating people and nature with respect. The People, Planet, and Performance triad will shape the future of our Company.

Page 3 /3

About Navistar

Navistar is a purpose-driven company, reimagining how to deliver what matters to create more cohesive relationships, build higher-performing teams and find solutions where others don’t. Navistar is the Lisle, Illinois-based parent company of International® brand commercial trucks and engines, IC Bus® brand school and commercial buses, all-makes OnCommand® Connection advanced connectivity services, aftermarket parts brands Fleetrite®, ReNEWed® and Diamond Advantage® and Brazilian manufacturer of engines and gensets MWM Motores Diesel e Geradores. With a history of innovation dating back to 1831, Navistar has more than 12,000 employees worldwide and is part of TRATON SE, a global champion of the truck and transport services industry.